Exhibit 10.1

Lawrence D. Stern
Chairman and CEO
Talecris Biotherapeutics, Inc.
79 TW Alexander Drive
4101 Research Commons
Research Triangle Park, NC 27709

June 3, 2010

John M. Hanson

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Dear John:

Your employment agreement (“Agreement”) dated as of September 14, 2005 and amended and restated as of October 10, 2008 between you and Talecris Biotherapeutics Holdings Corp. (the “Company”) expires as of October 9, 2010.

The Compensation Committee of the Board of Directors has authorized me to give you notice of renewal pursuant to Section 2 of the Agreement to extend the Agreement through October 9, 2011,on the same terms as contained in the Agreement, except as follows:

(1)          The first sentence of Section 4.1 of the Agreement shall be amended to read:

“ The Company will pay to the Executive an annual base salary of four hundred and twenty-five thousand dollars ($425,000) payable in accordance with the customary payroll practices (which shall not be less often than monthly) of the Company (“Base Salary”). ”

(2)          The second sentence of Section 4.2 of the Agreement shall be amended to read:

“The Executive’s target bonus shall be 80% of base salary (the “Target Bonus”), with the actual amount of each Bonus being determined under the Bonus Plan in effect at that time as approved by the Board.”

(3)          Section 5.4 shall be amended to read:

“Termination Due to Completion of Term Without Renewal  If the contract lapses due to non-renewal by the Company, the Executive or the Executive’s legal representatives (as appropriate) shall be entitled to receive the benefits set forth in Section 5.3, but specifically excluding the benefits set forth in Section 5.3.2.

If you agree with the terms of this renewal, please sign both copies of this letter in the space provided below and return one copy to me.

Very truly yours,	AGREED:

/s/ Lawrence Stern
Lawrence Stern	/s/ John M. Hanson
Chairman and Chief Executive Officer	John M. Hanson

June 6, 2010
Date

cc:           Kari Heerdt, SVP Human Resources

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